Exhibit 3.1

HUNTINGTON BANCSHARES INCORPORATED

ARTICLES SUPPLEMENTARY

Huntington Bancshares Incorporated., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation that:

FIRST:    Under a power contained in Article FIFTH of the charter of the Corporation (the “Charter”), the Board of Directors, by duly adopted resolutions, reclassified and designated all 6,000 authorized but unissued shares of the 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), as shares of Serial Preferred Stock, without par value (the “Serial Preferred Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of undesignated Serial Preferred Stock as set forth in the Charter.

SECOND:    The shares of Series A Preferred Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

THIRD:     These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH:    The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President, and attested to by its Secretary, this 17th day of January, 2019.

ATTEST:	HUNTINGTON BANCSHARES INCORPORATED
/s/ Lyndsey M. Sloan	By: /s/ Stephen D. Steinour
Name: Lyndsey M. Sloan Title: Secretary	Name: Stephen D. Steinour Title: President [Corporate Seal]